Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. Announces New Directors

Los Angeles, CA – October 4, 2019 -- Reliance Steel & Aluminum Co. (NYSE:RS) announced today that Gregg J. Mollins, the Company’s former President and Chief Executive Officer, intends to step down from the Board of Directors, effective October 22, 2019, and that James D. Hoffman, 61, Reliance’s President and Chief Executive Officer, will be appointed to serve as a member of Reliance’s Board of Directors at that time. Reliance also announced that Lisa Baldwin, 51, has been appointed to serve as an independent director on Reliance’s Board.

Mark Kaminski, Chairman of the Board of Reliance, commented, “The promotion of Jim Hoffman to the Board marks another step in the Reliance Board’s strategic, deliberate and well-executed long-term succession plan following Jim’s promotion to President and CEO in January. Reliance continues to perform exceptionally well under Jim’s leadership thus far, and this appointment to the Board will only enhance Jim’s ability to further drive Reliance’s growth and profitability. I would also like to thank Gregg for his years of service on the Board as well as his leadership and significant contributions to Reliance’s operations. Gregg has had an incredible impact on Reliance and is a key element of the Company’s operational success, and his mark is indelibly imprinted in the Company’s commitments to safety and industry leading profitability and customer service.”

Mr. Kaminski continued, "We are also very pleased to welcome Lisa to Reliance's Board of Directors. Lisa’s extensive experience in information technology will benefit Reliance as the Company continues to implement innovative technologies that empower the business and her skillset complements and diversifies our existing Board membership.”

350 South Grand Avenue, Suite 5100 | Los Angeles CA 90071 | Phone: 213-687-7700 | Fax: 213-687-8792 | www.rsac.com

“We are confident that Lisa will provide valuable perspectives and insights to the Board and our business leaders,” added Jim Hoffman. “We appreciate her strong background in information technology and cybersecurity and are confident that she will add great value to Reliance.”

Mr. Hoffman will commence his term upon his appointment on October 22, 2019. Ms. Baldwin’s term as a director took effect on October 3, 2019. Both Mr. Hoffman’s and Ms. Baldwin’s term as a director will expire at Reliance’s 2020 Annual Meeting of Stockholders. As previously announced, Mr. Mollins will continue to serve as Senior Advisor to the CEO until his retirement in December 2019.

About Jim Hoffman

Mr. Hoffman was appointed as Reliance’s President and Chief Executive Officer effective January 1, 2019. Mr. Hoffman joined Reliance’s executive management team in 2008 as Senior Vice President, Operations. Prior to Reliance’s acquisition of Earle M. Jorgensen Company (“EMJ”) in 2006, Mr. Hoffman held executive management positions at EMJ, including Vice President from 1996 to 2006 and Executive Vice President and Chief Operating Officer from 2006 to 2008. In 2015, Mr. Hoffman was appointed Reliance’s Executive Vice President, Operations, a position he held until his promotion to Executive Vice President and Chief Operating Officer in 2016.

About Lisa Baldwin

Ms. Baldwin has over 24 years of experience in the information technology field. Ms. Baldwin has served as the Chief Information Officer of Tiffany & Co. since 2013, and she previously served as Vice President Strategic Services of Tiffany from 2011 to 2013. Prior to joining Tiffany, Ms. Baldwin served as Vice President Information Services at Coach Inc. from 2008 to 2011. Prior to joining Coach, Ms. Baldwin worked at International Business Machines from 1997 to 2008, serving as an information technology consultant in IBM’s retail practice. Earlier in her career, Ms. Baldwin also worked at PricewaterhouseCoopers as a consultant.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2018, Reliance’s average order size was $2,130, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Investor Relations

(310) 829-5400

# # # #